Exhibit 3.38.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:

M&M Fort Myers Holdings, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article THIRD is hereby deleted in its entirety, effective as of December 31, 2015.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd day of June , A.D. 2017 .

M&M FORT MYERS HOLDINGS, LLC

By: Meritage Paseo Crossing, LLC

Its: Sole Member and Manager

By: Meritage Homes of Arizona, Inc.

Its: Sole Member and Manager

By: /s/ Hilla Sferruzza

Name: Hilla Sferruzza

Title: Executive Vice President, Chief

          Financial Officer and Assistant Secretary